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                                  Exhibit 99-1



                              FORBEARANCE AGREEMENT


          THIS FORBEARANCE AGREEMENT (this "Agreement"), dated as of May 15, 1997, is by and between BROTHERS GOURMET COFFEES, INC., a Delaware corporation, as Borrower (the "Borrower"), SANWA BUSINESS CREDIT CORPORATION, a Delaware Corporation, as Agent and Lender, and the other Lenders signatory to the Loan and Security Agreement from time to time.

                                    RECITALS

     A. WHEREAS, Borrower, Agent and Lenders, are parties to that certain Loan and Security Agreement, dated as of May 29, 1996 (as from time to time amended, restated, supplemented or otherwise modified the "Loan Agreement"), pursuant to which Lenders have made and may hereafter make loans and advances and other extensions of credit to Borrower;

     B. WHEREAS, Borrower and Dilmun Financial Services, an unlimited Irish company ("Dilmun"), are parties to that certain Senior Subordinated Note Agreement, dated as of December 27, 1996 (as from time to time amended, restated, supplement and modified, the "Dilmun Agreement") pursuant to which Dilmun has made certain loans to Borrower.

     C. WHEREAS, Sanwa Business Credit Corporation, as a Senior Lender and as Agent under the Sanwa Documents for other Senior Lenders, Dilmun, and BIB Holdings (Bermuda) Ltd., a Bermuda corporation ("BIB"), are parties to that certain Subordination Agreement dated as of December 27, 1996, as amended from time to time, (the "Subordination");

     D. WHEREAS, this Agreement, the Dilmun Agreement and the Subordination shall constitute a Financing Agreement and these recitals shall be construed as a part of this Agreement;

     E. WHEREAS, an Event of Default has occurred in that Borrower has failed to perform, keep or observe the Cash Flow Coverage Covenant contained at section
7.11 of the Loan Agreement (the "Current Default");

     F. WHEREAS, Agent and Lenders have not expressly or impliedly waived the Current Default and as a result of the occurrence of the Current Default, Agent and Lenders have the right to accelerate the Obligations and demand immediate payment thereof and the right to foreclose upon, and take possession of, and liquidate all Collateral and Borrower has no setoff, defense or counterclaim based thereon or related thereto;

     G. WHEREAS, Borrower has requested that Agent and Lenders forbear in the exercise and enforcement of their rights, powers and remedies under the Financing Agreements or now existing at law or in equity or by statute; and

     H. WHEREAS, Agent and Lenders are willing to forbear, for the time period expressly set forth herein, in the exercise and enforcement of such rights, powers and remedies, but only upon full and complete compliance and fulfillment by Borrower of the terms and conditions set forth herein in the manner hereafter stated.

          NOW, THEREFORE, in consideration of the terms and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

          1. DEFINITIONS. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Loan Agreement. In addition, the following terms shall have the

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following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Commitment" shall have the meaning set forth in Section 5.5.

          "Current Default" - See RECITALS.

          "Forbearance Event of Default" shall have the meaning set forth in
Section 9.

          "Forbearance Period" means the period commencing on and as of March 28, 1997 and ending on the earliest to occur of (i) the date of the termination of the Forbearance Period pursuant to Sections 3(b), 9 or otherwise, (ii) the date on which all of the Obligations have been paid in full and the Loan Agreement has been terminated, or (iii) the Forbearance Termination Date.

          "Forbearance Termination Date" means August 15, 1997, or such later date solely as provided at Section 3(c).

          "Loan Agreement" - See RECITALS.

          "Payment Blockage Notice" shall have the meaning ascribed thereto in subsection 2(b) of the Subordination.

          "Section" means a numbered section of this Agreement, unless another document is specifically referenced.


          2. ACKNOWLEDGMENTS. The Borrower hereby acknowledges that (a) each Recital set forth hereinabove is complete, accurate and not subject to dispute,
(b) the Current Default has occurred and is continuing, (c) Agent and Lenders have not heretofore expressly or impliedly waived the Current Default, (d) pursuant to and in accordance with section 8.20(d) of the Loan Agreement, Borrower is prohibited from making any prepayment, or any other acts described therein, with respect to the Subordinated Note and that such prohibition remains in affect until the Obligations are paid in full, (e) all conduct of, and requirements made by, the Agent and Lenders as set forth herein are authorized by and undertaken pursuant to and in accordance with the terms of the Financing Agreements, (f) Borrower has no grounds for disputing the validity or enforceability of the Financing Agreements or any of its obligations thereunder, or the validity, priority, enforceability or extent of Lender's security interest in or lien against any item of Collateral in any judicial, administrative or other proceeding, either during or following the termination or expiration of the Forbearance Period, and (g) absent the effectiveness of this Agreement, Agent and Lenders would have the right to accelerate and immediately enforce payment of all Obligations and, in connection therewith, to immediately enforce its security interest in and liens on the Collateral and exercise all other rights, powers and remedies provided to Agent and Lenders under the Financing Agreements or at law or in equity or by statute.

          3.   LIMITED FORBEARANCE.

          (a) During the Forbearance Period, so long as no Forbearance Event of Default shall have occurred and be continuing and subject to strict compliance by Borrower with each and every term and condition of each and every of the Financing Agreements, Agent and Lenders hereby agree that they shall forbear in the exercise of their rights, powers and remedies afforded under the Financing Agreements or at law or in equity or by statute, except that Agent specifically reserves its rights under section 3.5 of the Loan Agreement to issue and deliver Redirection Notices and under section 2(b)(ii) of the Subordination to issue a Payment Blockage Notice, during the Forbearance Period. The foregoing forbearance shall not be construed to impair the ability of Agent and Lenders to enforce any such rights, powers or remedies

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     after the Forbearance Period regardless of whether or not such enforcement relates to actions taken or payments received during the Forbearance Period.

          (b) Upon the occurrence of any Forbearance Event of Default under this Agreement, any Default or Event of Default under any of the Financing Agreements, Agent and Lenders, at their option, may terminate the Forbearance Period and their forbearance hereunder. As more fully set forth at Section 9(b), upon such termination, all Obligations shall be due and payable and Agent and Lenders shall have the undisputed and absolute right to exercise and enforce all other rights, powers and remedies which may exist pursuant to the Financing Agreements, or at law, in equity or by statute, all without further demand or notice or legal process of any kind, all of which are hereby waived by Borrower.

          (c) Unless earlier terminated in accordance with the terms of this Agreement, Agent and Lenders' forbearance, as provided herein, shall immediately cease without notice on the Forbearance Termination Date and Borrower at that time shall be obligated to comply with and perform all terms, conditions and provisions of each and every Financing Agreement without giving effect to the forbearance set forth herein; provided, however, in the event that, prior to the Forbearance Termination Date (i) no Forbearance Event of Default shall have occurred, and (ii) the Consultant's report referenced in Section 5.4 unequivocally states that the Borrower's business plan is likely to be achieved, then, upon the written request of Borrower, Agent and Lenders shall amend this Agreement to define Forbearance Termination Date as through and including November 14, 1997 on such terms and conditions as Agent and Lender may reasonably require including, without limitation, an increase in the applicable interest rate or rates.

          4. CONDITIONS TO EFFECTIVENESS. The effectiveness of this Agreement is subject to the following conditions precedent:

          (a) DOCUMENTATION. Borrower shall have delivered to Agent all of the following documents, each dated the date hereof, in form and substance satisfactory to Agent:

               (i)  FORBEARANCE.  An executed counterpart of this Agreement; and

               (ii) OTHER DOCUMENTS. All other documents, certificates and agreements as Agent may reasonably request to accomplish the purposes of this Agreement.

          (b) NO DEFAULT. As of the date hereof, (i) no Default or Event of Default under any of the Financing Agreements shall have occurred and be continuing other than the Current Default; and (ii) no Default or Event of Default shall have occurred and be continuing under the Subordinated Debt that has not been waived or is the subject of an extension of time or forbearance.

          5.   AMENDMENTS, COVENANTS AND WARRANTIES.

          5.1 REDUCTION OF CURRENT ASSET BASE ADVANCE RATE FOR ELIGIBLE ACCOUNTS. Section 2.1(a)(1) of the Loan Agreement is hereby amended by deleting from the text therein "Eighty percent (80%)" and replacing it with "Seventy percent (70%)."

          5.2 TERMINATION OF LENDER GUARANTY OBLIGATIONS. Subsection 2.1(c) of the Loan Agreement is amended hereby by deleting it in its entirety including all subsections thereof. Each reference to Lender Guaranty in the Financing Agreements is hereby deleted, together with any text thereof which is solely and expressly related to such reference, and all remaining text of each Financing Agreement is hereby modified to the extent necessary so as to remain grammatically correct after such amendment.

          5.3  ADDITIONAL REPORTING.  Pursuant to and in accordance with clause
(x) of section 7.1 of the Loan Agreement, during the Forbearance Period Borrower shall deliver to Agent within ten (10) business days of the first day of each calendar month (thirty (30) days for any comparative information), by facsimile and/or

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overnight delivery service, (i) statements of projected cash flow for the next succeeding month, and commencing with the second such statement, the statement will contain comparisons of actual cash flows to projected; (ii) statements reporting, for the prior calendar month, all purchases and/or leases of equipment, and for each subsequent calendar month, all purchases and/or leases of equipment proposed to be made or entered during such month and commencing with the second such statement, a comparison of actual purchase and/or leases to those previously proposed, all such reports to include whether such purchase is subject to a purchase money security interest and setting forth the holder thereof; (iii) statements listing all off-site locations at which Collateral is stored including, without limitation, a listing of the DSD Warehouse Locations, DSD Vehicle Locations, Leases Storage Locations and Retail Locations, and those locations identified in Exhibit 8.6 of the Loan Agreement and any other location at which Collateral is stored, all to be up-dated to show locations thereof, names of the landlords, lessors and/or bailees thereof and the amounts due to each with a listing of all such amounts that are past due,
(iv) a report listing (z) all Equipment currently owned by Borrower and its location and, to the extent such listing varies from that set forth in the Appraisal (Equipment), a notation specifying the change, deletion or addition,
(y) all items of equipment currently held and/or leased by Borrower and its location, and (x) all items of equipment against which a Lien is asserted and asserted to be superior or prior to that granted to Agent and Lenders, and (v) a complete and detailed list of all contra Accounts, such list to include name and address of each such Account Debtor, and the amount owed by the Borrower to the Account Debtor along with a certification by an authorized officer of Borrower that during the last 6 months, no contra Account was included in Borrower's determination of its Eligible Accounts.

          5.4 On or before May 22, 1997, Borrower shall engage a business consultant ("Consultant"), the qualifications and experience of which shall be reasonably satisfactory to Agent. On or before June 2, 1997, Borrower shall provide Agent a copy of a written engagement agreement between Borrower and Consultant. The engagement agreement between Borrower and Consultant shall contain the following minimal provisions and shall not contain any provisions inconsistent with such provisions:

          (a) The engagement's objectives shall be to independently review, inspect and critique Borrower's operations, financial structure (including safeguards regarding expenses and revenues) and business plan and Borrower's working assumptions which serve as the basis thereof and, to the extent such critique identifies unreasonable or invalid assumptions and deficiencies in operations, financing and business plan, Consultant will set forth what it believes to be valid and reasonable working assumptions and will make independent recommendations for corrective actions (the "Engagement Objectives");

          (b) To achieve the Engagement Objectives, Consultant will, to the extent Consultant deems it reasonably necessary, (i) review Borrower's books and records, (ii) inspect each of Borrower's facilities, (iii) interview officers, employees and the professionals of Borrower with respect to operations, finances and business plan, and (iv) evaluate the working assumptions underlying, means of implementation and likelihood of success of Borrower's business plan including, without limitation, a review of Borrower's financial forecasts, bidding procedures and sales strategies;

          (c) On or before June 22, 1997, Consultant will produce and deliver a written report which (i) contains Consultant's independent evaluation and critique of Borrower's operations, finances and business plan and Borrower's working assumptions which serves as the basis thereof, (ii) contains Consultant's independent assessment of whether the Borrower's business plan is likely to be achieved and the basis for such assessment, and (iii) contains independent recommendations regarding revising the working assumptions, operational changes, financial control safeguards regarding expenses and revenues and what changes, if any, to each such matter may be required to assure the Borrower's business plan is reasonably achievable;

          (d) Consultant will deliver all of its written reports including, without limitation, all drafts to Borrower and (after consultation with Borrower and reasonable consideration of Borrower's comments on such reports and drafts to ensure accuracy thereof, but in no event later than 2 days after delivery to Borrower) to Agent; and

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          (e)  Borrower shall authorize Consultant to communicate, whether in writing or orally, directly with representatives of Agent and Lenders and waive all right to confidentiality of such communication.

          5.5 PREPAYMENT PENALTIES. Borrower agrees to use reasonable efforts to refinance the Obligations. In the event that during the Forbearance Period Borrower obtains a written and enforceable commitment for financing in such amounts and at such times as to pay in full and otherwise retire all Obligations (a "Commitment"), Agent shall waive all prepayment penalties associated with prepayment arising out of such commitment, provided that payment of the Obligations takes place within 60 days of the date of Borrower's receipt of such Commitment.

          5.6 NON-INTERFERENCE WITH CONSULTANT. Borrower hereby covenants and agrees that it will take no action, and give no instruction, which will impede or impair Consultant's engagement.

          5.7 EFFECT OF ACKNOWLEDGMENTS. Any and all acknowledgments contained in Section 2 are intended to be and may construed to be affirmative covenants, representations and warranties of Borrower.

          6.   REFERENCE TO AND EFFECT ON FINANCING AGREEMENTS.

          6.1 RATIFICATION. Except as specifically amended herein, the Financing Agreements shall remain in full force and effect and are each hereby ratified and confirmed. To the extent that this Agreement conflicts with the provisions of the Loan Agreement, the provisions of this Agreement shall govern.

          6.2 NO WAIVER. The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of Lenders or Agent under the Financing Agreements, nor shall it constitute a waiver of any provision of the Financing Agreements or impose upon Lender any obligation, express or implied, to consent to any amendment or further modification of the Financing Agreements and Lender hereby expressly reserves all rights, powers and remedies specifically given to it under the Financing Agreements or now or hereafter existing at law or in equity or by statute.

          7. REPRESENTATIONS AND WARRANTIES. All of Borrower's representations and warranties contained in this Agreement shall survive the execution, delivery and acceptance of this Agreement by the parties hereto. Borrower expressly reaffirms that each of the representations and warranties set forth in section 6 of the Loan Agreement continues to be accurate and complete in all material respects, and hereby remakes and incorporates herein by reference each such representation and warranty as though made on the date of this Agreement except for any representation or warranty limited by its terms to a specific date. In addition, Borrower warrants and represents to Agent and Lenders as follows:

          (a) The execution and delivery of this Agreement and the performance by Borrower of its obligations hereunder are within Borrower's corporate powers and authority, have been duly authorized by all necessary corporate action and do not and will not contravene or conflict with the articles of incorporation or by-laws of Borrower. This Agreement has been duly executed and delivered by Borrower, and constitutes the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms.

          (b) No consent, order, qualification, validation, license, approval or authorization of, or filing, recording, registration or declaration with, or other action in respect of, any governmental body, authority, bureau or agency or other Person is required in connection with the execution, delivery or performance of, or the legality, validity, binding effect or enforceability of, this Agreement.

          (c) The execution, delivery and performance of this Agreement by Borrower do not and will not violate any law, governmental regulation, judgment, order or decree applicable to and do not and will not violate the provisions of, or constitute a default or any event of default under, or result in the creation of any security interest or lien upon any property of such Person pursuant to any indenture, mortgage,

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     instrument, contract, agreement or other undertaking to which such Person is a party or is subject or by which such Person or any of such Person's real or personal property may be bound.

          (d) Except for the Current Default, no Default or Event of Default has occurred and is continuing.

          8. RELEASE. Borrower, for itself and any other Person who may claim an interest through such Person, hereby releases and discharges, with prejudice, Lender, its directors, officers, agents, attorneys and employees from any and every claim, right, cause, action, cause of action, damage, liability and other matter or proceeding arising from, relating to or in connection with any acts or omissions of Lender, its directors, officers, agents, attorneys and employees prior to the date of execution of this Agreement. This provision shall survive and continue in full force and effect whether or not (i) Borrower shall satisfy all other provisions of the Financing Agreements, including payment in full by Borrower of all Obligations, (ii) this Agreement otherwise is terminated, or
(iii) Lender's forbearance ceases or is withdrawn.

          9.   FORBEARANCE EVENTS OF DEFAULT.

          (a) A Forbearance Event of Default shall mean the occurrence of any one or more of the following events:

               (i) Borrower shall fail to pay any of the Obligations when due under the Financing Agreements (taking into account any extension of time, forbearance or waiver as evidenced by a writing expressly so stating and signed by Agent and Borrower with respect thereto);

               (ii) Borrower shall fail to observe or perform any term, covenant or agreement binding on it contained in any of the Financing Agreements;

              (iii) A material adverse change in the business, properties, prospects, condition (financial or otherwise), assets or results of operation of Borrower shall have occurred since the date hereof;

               (iv) An Event of Default, other than the Current Default, shall have occurred and be continuing;

               (v) Borrower impedes the work of the Consultant as reasonably determined by the Consultant and/or terminates the Consultant prior to it achieving the Engagement Objectives;

               (vi) Any instrument, document, report, schedule, agreement, representation or warranty, oral or written, made or delivered to Lender by Borrower in connection with this Agreement is untrue or incorrect in any material respect when made or delivered.

          (b) Upon the occurrence of any Forbearance Event of Default described in Section 9(iv) with respect to an Event of Default under subsection (f),
     (g) or (h) of the definition of "Event of Default" in the Loan Agreement, the Forbearance Period shall automatically terminate and all Obligations shall automatically become immediately due and payable, without notice or demand of any kind. Borrower hereby waives all notice and cure periods including, without limitation, under the definition of "Event of Default" with respect to any Forbearance Event of Default and agrees Agent and Lender shall be immediately entitled to the benefits of the Financing Agreements. Borrower acknowledges that it shall have no claim for damages or otherwise against Lender with respect to any such termination of this Agreement or acceleration of the Obligations in accordance with the terms of the Financing Agreements. Upon the termination or expiration of this Agreement, Lender shall be entitled to exercise all of its rights and remedies under this Agreement, the Financing Agreements and at law or in equity or by statute including, without limitation, the right to declare all of the Obligations to be immediately due and payable and to

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     enforce its liens on, and security interests in, the Collateral.  The occurrence of any Forbearance Event of Default shall constitute an Event of Default under the Loan Agreement.

          10.  MISCELLANEOUS.

          10.1 SUCCESSORS AND ASSIGNS. This Agreement shall be binding on and shall inure to the benefit of Borrower, Agent, Lenders and their respective successors and assigns. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of Borrower, Agent and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement.

          10.2 ENTIRE AGREEMENT. This Amendment constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all other understandings, oral or written, with respect to the subject matter hereof.

          10.3 FEES AND EXPENSES. Borrower agrees to pay on demand all fees, costs and expenses incurred by Agent and Lenders in connection with the preparation, execution and delivery of this Agreement and Borrower agrees to pay on demand all fees, costs and expenses arising from or associated with the Consultant, collateral audit charges and any action which Agent reasonably believes to be required to protect and preserve the Collateral. Nothing contained in this Section 10.3 is intended to abrogate, diminish or waive any of Borrower's obligations under section 10.2 of the Loan Agreement, but is intended to be in addition thereto.

          10.4 HEADINGS. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose and should not be considered in interpreting any provision hereof.

          10.5 COUNTERPARTS AND FACSIMILE SIGNATURES. This Agreement may be executed in any number of separate original counterparts and by the different parties on separate counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one agreement. A party to this Agreement may execute and deliver its signature page hereto by facsimile. Each party thereto agrees to be bound by its own facsimile signature page and to accept, as if it were a fully executed manual signature page, the facsimile signature page of any other party hereto.

          10.6 INCORPORATION OF LOAN AGREEMENT. The provisions contained in sections 10.7 and 10.8 of the Loan Agreement are incorporated herein by reference to the same extent as if reproduced herein in their entirety.










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          IN WITNESS WHEREOF, this Forbearance Agreement has been duly executed as of the date first written above.



                              BROTHERS GOURMET COFFEES, INC.


                              By:_____________________________

                              Title:__________________________



                              SANWA BUSINESS CREDIT CORPORATION,
                              as Agent and Lender


                              By:_____________________________

                              Title:__________________________

















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